Exhibit 99.1

For Release:	IMMEDIATELY

Contact:	Francis E. O’Donnell, Jr., M.D	Leonardo Zangani
	President and CEO	L.G. Zangani, LLC
	973-972-0015	908-788-9660

NEWS RELEASE

BDSI Announces

Final Equity Line of Credit Agreement

Also, Nasdaq Hearing Agenda

set for Thursday, September 9, 2004

NEWARK, NJ, September 7, 2004 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that on September 3, 2004, the Company entered into a final Equity Line of Credit Agreement (the “Equity Line Agreement”) with Hopkins Capital Group II, LLC (“HCG”), an affiliated entity of the Company which is controlled and partially-owned by Dr. Francis E. O’Donnell, Jr., the Company’s Chairman, President and CEO. The Equity Line Agreement further memorializes that certain Binding Letter of Intent and Termination Agreement, dated August 23, 2004, between the Company and HCG.

Pursuant to the Equity Line Agreement, HCG will, as requested by the Company, invest up to $4,000,000 in the Company from August 23, 2004 through March 31, 2006 in consideration of shares of a newly created class of Series B Convertible Preferred Stock of BDSI (the “Series B Preferred”). As of September 7, 2004, approximately $1.250 million has been drawn under the Equity Line Agreement. The holders of the Series B Preferred will be entitled to receive a 4.5% annual cumulative dividend. In addition, the Series B Preferred will be convertible into shares of Company common stock (the “Common Stock”) at any time as of or after April 1, 2006, or earlier upon a change of control of the Company, in each case at a price equal to $4.25 per share. The Series B Preferred ranks senior to shares of the Company’s Common Stock and the Company’s Series A Non-Voting Convertible Preferred Stock and has certain “piggyback” registration rights, dividend and liquidation preferences and certain other privileges.

Additionally, the Company has the right, in its discretion at any time, to redeem the shares of Series B Preferred stock for cash equal to the amount invested under the Equity Line Agreement plus accrued and unpaid dividends thereon. Furthermore, the Certificate of Designations for the Series B Preferred provides for certain limitations on the conversion of the Series B Preferred into shares of Common Stock without the prior approval of the Company’s stockholders. Finally, HCG has no rights to cause the redemption or buy-back by the Company of the Series B Preferred.

Separately, the Company announced today that in two separate communications from the Nasdaq Stock Market (“Nasdaq”), dated August 31, 2004 and September 2, 2004, the Company received a formal notice of hearing and hearing memorandum as well as notices of additional listing deficiencies to be addressed in connection with the Company’s upcoming delisting hearing (the “Hearing”) before a Nasdaq panel (the “Panel”) on Thursday, September 9, 2004.

As previously announced, Nasdaq has initiated procedures, subject to the Hearing, regarding the continued listing of the Company’s common stock on the Nasdaq SmallCap Market for failure to meet the stockholders’ equity, market value of listed securities, or net income from continuing operations requirement as set forth in Marketplace Rule 4310(c)(2)(B). The Company believes that it is most likely to comply with this rule by achieving and maintaining a $2.5 million level of stockholders’ equity. Additionally, in its more recent notices, Nasdaq has alleged deficiencies under Nasdaq Marketplace Rules 4350(i)(1)(C)(ii), 4350(h), Rule 4310(c)(17)(D) and 4330(c).

Dr. Frank O’Donnell, Chairman, President and CEO of the Company, stated “We are prepared to address all points raised by the Nasdaq staff at the upcoming hearing on September 9th. We believe that BDSI has undertaken several transactions (most notably the acquisition of Arius Pharmaceuticals, Inc. and the equity line agreement with Hopkins Capital) to directly address BDSI’s ability to maintain stockholders’ equity at the required $2.5 million level.”

Dr. O’Donnell added, “We want our stockholders and the public markets to know that BDSI has undertaken in good faith to meet all Nasdaq listing requirements and that BDSI is committed to fully and properly satisfying all Nasdaq and other regulatory requirements and responsibilities, regardless of the ultimate conclusions reached by the Nasdaq panel.” Dr. O’Donnell further added, “We also want to take this opportunity to inform our stockholders and the markets that it is our understanding that the hearing panel may not render a final decision at the September 9th hearing and that therefore an immediate determination of BDSI’s listing on the Nasdaq SmallCap Market may not occur this Thursday. We intend keep our stockholders and the markets updated as information becomes available.”

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize patented and licensed delivery technologies for pharmaceuticals, vaccines, over-the-counter drugs, nutraceuticals and micronutrients. The company’s technologies include: (i) the patented Bioral™ nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (buccal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary with a focus on “acute” treatment opportunities for surgical and oncology patients.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation: (i) statements about the Company’s Equity Line Agreement; (ii) statements with to the Company’s delisting hearing with Nasdaq, (iii) statements with respect to the Company’s plans, objectives, expectations and intentions; and (iv) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.